Exhibit 10.2

EMPLOYMENT AGREEMENT
THIS AGREEMENT (this “Agreement”) by and between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), and Edward F. Lonergan (the “Executive”), entered into this October 1, 2012.
W I T N E S S E T H:
WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, it is hereby agreed as follows:
1.TERM. The term of the Executive’s employment under this Agreement shall commence on October 8, 2012 (the “Effective Date”) and end upon the second anniversary of the Effective Date or such earlier date upon which the Executive’s employment is terminated as described in Section 4 hereof; provided, however, that, following the initial two (2) year term, the term of this Agreement shall automatically be extended for an additional year unless either the Board of Directors of the Company (the “Board”) or the Executive provides written notice, at least ninety (90) days prior to the expiration of such initial two (2) year period, that the term shall not be extended. The initial two year term, and any extension thereof is referred to herein as the “Term.” The Executive’s employment hereunder shall be on an “at will” basis, terminable at any time and for any reason by either the Executive or the Company (but subject to the provisions of Section 5 of this Agreement).
2.    POSITION AND DUTIES
(a)    During the Term, the Executive shall serve as the Chief Executive Officer of the Company with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”). As of the Effective Date, the Company shall cause the Executive to be appointed to the Board. Thereafter, while Executive is employed during the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board and shall use its best efforts (including, without limitation, the solicitation of proxies) to have the Executive elected and reelected to the Board for the duration of the Term. The Executive shall serve as Chairman of the Board during the Term if so requested by the Board, it being understood that the Board may appoint a non-executive Chairman from time to time during the Term, in its discretion and that any such appointment shall not constitute an event described in Section 4(c). Upon any termination of his employment with the Company, the Executive shall promptly resign from the Board and from all other positions he holds with the Company and its affiliates, unless otherwise agreed to by the Board. While Executive is employed during the Term, the Executive shall report to the Board.
(b)    During the Term, the Executive shall devote his full business attention and time to the business and affairs of the Company and shall use the Executive’s reasonable best efforts to carry out the responsibilities assigned to the Executive under this Agreement faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to manage his personal investments, to serve on the board or similar body of industry, civic or charitable organizations, or to serve on one corporate board or committee other than the Board (an “Outside Board”), so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an executive officer of the Company in accordance with this Agreement and do not create a conflict of interest with his duties and responsibilities hereunder. The Executive shall secure the consent of the Board (which consent shall not be unreasonably withheld) prior to accepting an Outside Board position. Notwithstanding the foregoing, the Executive shall be permitted to continue his current activities with the organizations set forth on Exhibit A hereto.
(c)    During the Term, the Executive shall be based at the Company’s principal headquarters in Charlotte, North Carolina, except for travel reasonably required for the performance of the Executive’s duties hereunder.
(d)    During the Term, the Executive shall comply with any stock ownership guidelines adopted by the Company and in effect with respect to the Executive from time to time.
3.    COMPENSATION
(a)    BASE SALARY. The Executive shall receive an annual base salary (“Annual Base Salary”) of $900,000, payable in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time. The Compensation Committee of the Board (the “Compensation Committee”) shall review the Annual Base Salary at least annually for possible increase, but shall not be required to increase the Annual Base Salary. Any such increase shall thereafter be the Executive’s “Annual Base Salary” for all purposes under this Agreement.
(b)    ANNUAL CASH BONUS. During the Term, the Executive shall participate in the Company’s annual cash incentive compensation plan applicable to senior executives, as adopted and approved by the Board or Compensation Committee from time to time, with performance targets and other terms and conditions applicable to such compensation being determined by the Compensation Committee or the Board, which shall be consistent with the terms and conditions (including performance goals) established for the senior executives of the Company generally for the applicable year. The Executive’s target bonus opportunity (the “Target Bonus”) pursuant to such plan for each year during the Term shall be one hundred percent (100%) of his then-current Annual Base Salary. Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives. The annual cash bonus for 2012 shall be pro-rated for the portion of the year during which the Executive was employed and will be paid at the Target Bonus level of performance, and paid on or before December 31, 2012. The annual cash bonus for the year in which the Term expires shall be pro-rated for the portion of the year in which the Executive was employed and shall be paid based on actual performance for such year, notwithstanding the termination of the Executive’s employment.
(c)    INITIAL EQUITY AWARDS. Within five days after the Effective Date, the Company shall cause the following equity incentive award grants to be made to the Executive out of authorized but unissued shares of Company Stock (as defined under the Plan):
(i)     An award of restricted stock units (the “Initial RSU Grant”) with respect to 231,065 shares of Company Stock (as defined in the Chiquita Stock and Incentive Plan (such plan, or a successor plan, as in effect from time to time, the “Plan”)), 50% of which Initial RSU Grant shall become vested and nonforfeitable on the first anniversary of the Effective Date and the remaining 50% of which shall become vested and nonforfeitable on the second anniversary of the Effective Date, subject to Executive’s continuous services to the Company through the applicable vesting date (or as otherwise provided for herein). The Initial RSU Grant shall be payable to the Executive in shares of Company Stock not later than ten days following the vesting thereof (subject to applicable tax withholding). To the extent that dividends are paid to stockholders in respect of Company Stock, the Executive shall be entitled to the accrual and payment of dividend equivalents on the Initial RSU Grant (to the extent such restricted stock units become vested and nonforfeitable), in the same medium as such dividends are paid to stockholders, at the time such grant (or vested portion thereof) is paid to the Executive. The Initial RSU Grant shall be subject to the terms and conditions set forth herein (which terms and conditions herein shall govern in the event of any conflict) and under the award agreement and the Plan (whether or not such award is issued under the Plan); and
(ii)    An award of an option (the “Initial Option Grant”) to acquire 1,440,062 shares of Company Stock, which Initial Option Grant (A) shall have an exercise price per share equal to the closing price of the Company Stock on the Effective Date, (B) shall have a maximum term of five (5) years and (C) shall become 50% vested and exercisable on the first anniversary of the Effective Date and vested and exercisable with respect to the remaining 50% of such grant on the second anniversary of the Effective Date, subject to Executive’s continuous services to the Company through the applicable vesting date (or as otherwise provided for herein). The Initial Option Grant shall be subject to the terms and conditions set forth herein (which terms and conditions herein shall govern in the event of any conflict) and under the award agreement and the Plan (whether or not such award is issued under the Plan).
(iii)    The Executive agrees that any shares of Company stock received by the Executive in respect of the Initial RSU Grant or the Initial Option Grant (net of any shares withheld to satisfy the Executive’s minimum required withholding taxes, which shall be at the Executive’s election) shall not be disposed of, directly or indirectly prior to the earlier of (1) the second anniversary of the Effective Date, (2) the Date of Termination or (3) the occurrence of a Change in Control (as defined below).
(iv)    The Initial RSU Grant and the Initial Option Grant are granted as inducement grants outside of the Company’s equity plans, and shall be registered via Form S-8 within ten (10) days prior to the applicable vesting date and the Company shall also satisfy the requirements under the NYSE Listed Company Manual with respect to such inducement grants.
(v)    The terms and conditions of the Plan and the award agreements hereunder to the contrary notwithstanding, for purposes of vesting and the nonforfeitability or exercisability of any portion of the Initial RSU Grant or Initial Option Grant, or renewal grant under Section 3(d), any “separation from service” (as defined in Section 12(l)) of the Executive shall be disregarded for so long as he continues to provide services to the Company thereafter as an employee, a member of the Board or as an Advisor (as defined in the Plan).
(d)    RENEWAL GRANT. In the event that the Term is extended by one year as permitted under Section 1 hereof, the Company shall grant an additional equity compensation award to the Executive, upon such terms and in such amount as the Compensation Committee shall determine, provided that such award shall vest in full and be nonforfeitable (or exercisable, as the case may be) in the event that the Executive remains employed or otherwise continues to provide services to the Company through the additional one year extension of the Term (or as otherwise provided herein).
(e)    OTHER BENEFITS. While the Executive is employed during the Term:

(i)    The Executive shall be entitled to participate in all tax-qualified retirement plans of the Company generally made available to the Company’s senior executives in the United States and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company generally made available to the senior executives of the Company in the United States from time to time, in each case to the same extent, and subject to the same terms and conditions, as applicable to such senior executives of the Company, except as otherwise provided herein.
(ii)    The Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible for participation in all welfare benefit plans, practices, policies and programs provided by the Company, including any medical, prescription, dental, vision, long-term disability, employee life insurance, executive wellness, accidental death and travel accident insurance plans and programs, to the same extent, and subject to the same terms and conditions, as applicable to the senior executives of the Company, provided that the Executive (and/or the Executive’s eligible dependents, as the case may be), shall be eligible for coverage under the Company’s medical, prescription and dental plans and programs effective as of the Effective Date without regard to any waiting period that may otherwise apply under such plans and programs.
(iii)    In each year during the Term, the Company shall credit the Executive with a Company contribution of at least $50,000 under the Company’s Capital Accumulation Plan (or such greater amount which maximum as may be provided under the terms of such plan), which contributions shall be made (or allocated) at the same time as contributions are made (or allocated) to other senior executives under such plan, subject to the terms and conditions of such plan as in effect from time to time; provided that each such contribution shall be fully vested and nonforfeitable when it is made (or allocated) by the Company. The Executive shall also be provided with a financial planning allowance of $10,000 for each year during the Term.
(iv)    The Executive shall be entitled to five (5) weeks paid vacation per calendar year, to be scheduled taking into account the business needs of the Company. The Executive shall be entitled to carry over into the next subsequent calendar year no more than one week of unused paid vacation from the immediately preceding calendar year.
(v)    The Executive shall be provided with relocation benefits in connection with his relocation to the Charlotte, North Carolina area, which benefits shall consist of a miscellaneous expense allowance in the aggregate amount of $90,000, payable within sixty days hereafter, and payment or reimbursement, as applicable, of the expenses of all packing, crating and moving of personal effects and vehicles, all closing costs to purchase a residence in the Charlotte, North Carolina area, and a cash allowance of up to $200,000 for all marketing and customary closing costs (including brokers’ commissions) incurred or reasonably anticipated to be incurred in connection with the sale of the Executive’s residence in Racine, Wisconsin, payable as and when incurred but not later than the last day of the Term (subject to Section 12(l)). The Company shall gross up all relocation allowances and expense reimbursements and payments under this Section 3(e)(v) for all income and employment taxes that the Executive incurs with respect to the above expense payments and reimbursements.
(vi)    The Company shall pay the Executive’s legal fees incurred in connection with the negotiation and execution of this Agreement, in an amount not to exceed $50,000, which payment shall be made within thirty (30) days of the receipt by the Company of an invoice for such fees, which the Executive agrees to provide the Company not later than December 31, 2012.

4.    TERMINATION OF EMPLOYMENT
(a)    DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term. “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a written notice of termination for Disability, and, within thirty (30) days after such notice of termination is given, Executive shall not have returned to the full-time performance of the Executive’s duties (the expiration of such thirty (30) day notice period, the “Disability Effective Date”).
(b)    TERMINATION BY THE COMPANY. The Company may terminate the Executive’s employment during the Term for Cause or without Cause. “Cause” for termination by the Company of the Executive’s employment shall mean: (A) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason (as defined below) by the Executive) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (C) the Executive’s conviction of or plea of guilty or nolo contendere to any felony. For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.
(c)    GOOD REASON.
(i)    The Executive may terminate employment during the Term for Good Reason or without Good Reason. “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company or failures by the Company to act, unless cured in the time period described below:
(A)    a material diminution of the Executive’s title, duties or responsibilities (including reporting responsibilities);
(B)    failure of the Executive to be the chief executive officer of a publicly traded surviving or resulting corporation (or any parent thereof) following a Change in Control (as defined in the Plan);
(C)    a material reduction by the Company in the Executive’s Annual Base Salary or Target Bonus; or
(D)    the relocation of the Executive’s principal place of employment to a location more than thirty five (35) miles from the Company’s headquarters in Charlotte, North Carolina.

(ii)    A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within ninety (90) days of the Executive becoming aware of such act or omission that constitutes Good Reason and that sets forth in reasonable detail the specific acts or omissions of the Company that constitute Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective thirty (30) days following the date when the Notice of Termination for Good Reason is given, unless the Company cures such act or omission before the expiration of such thirty (30) day period.
(iii)    A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company thirty (30) days written notice of the termination.
(d)    EXPIRATION OF TERM. The Executive’s employment shall terminate automatically upon the expiration of the Term.
(e)    DATE OF TERMINATION. The “Date of Termination” means, as the case may be, the date of the Executive’s death, the Disability Effective Date or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective, or, if applicable, upon the expiration of the Term.
5.    OBLIGATIONS OF THE COMPANY UPON TERMINATION. The payments and benefits described in this Section 5, as applicable, shall be provided to the Executive upon termination of his employment described in Section 4, subject to Section 8, Section 12(h) and Section 12(l) hereof.
(a)    OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD REASON, OCCURRING PRIOR TO A CHANGE IN CONTROL. If, prior to the occurrence of a Change in Control, the Company terminates the Executive’s employment for any reason other than Cause or Disability, or the Executive terminates his employment for Good Reason, then, subject to subsection 5(f) below and Section 8, Section 12(h) and Section 12(l) hereof:
(i)    the Company shall pay to the Executive, not later than 30 days following the Date of Termination, any accrued unpaid amounts of the Executive’s Annual Base Salary, accrued unused vacation, and earned annual bonus for periods prior to the Date of Termination (the “Accrued Amounts”);
(ii)    the Company shall pay to the Executive, in a lump sum within fifteen days thereafter (subject to postponement under Section 12(h) or Section 12(l)), an amount equal to the sum of (1) the Annual Base Salary which would have been paid to the Executive had he remained employed through the end of the then-current Term and (2) the product obtained by multiplying (A) the Target Bonus by (B) the quotient obtained by dividing the number of days remaining in the term on the date of termination by 365 (in each case without giving effect to any reduction in the Annual Base Salary or Target Bonus prior to such termination, such amount, the “Severance Payment”);
(iii)    the Executive’s then-unvested portion of all equity or equity-based awards (including the Initial RSU Grant, the Initial Option Grant and, if granted and outstanding on the Date of Termination, the renewal grant described in Section 3(d)) shall be immediately fully vested and nonforfeitable, all stock options exercisable and all restricted stock units immediately payable (including any unpaid dividend equivalents thereon), and, in the case of the Initial Option Grant, the Executive shall have twelve months from the Date of Termination to exercise such option (subject to the Company’s right to effect an equitable adjustment of option awards generally in connection with a corporate transaction);
(iv)    the Company shall provide to the Executive (and/or the Executive’s eligible dependents, as the case may be), for a period of twelve (12) months following the Date of Termination, the various welfare benefits under Section 3(e) to which he (and/or his eligible dependents, as the case may be) in which he participated immediately before the Date of Termination (on a basis no less favorable than that in effect immediately before the Date of Termination); and
(v)    the Company shall provide to the Executive all accrued and vested compensation and benefits payable to the Executive under the terms of the Company’s welfare benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination (the “Other Benefits”).
(b)    DEATH AND DISABILITY. If the Executive’s employment is terminated by reason of the Executive’s death or Disability the Company shall pay or provide to the Executive or, in the case of the Executive’s death, to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative), (i) the Accrued Amounts in a lump sum in cash within thirty (30) days after the Date of Termination and (ii) the Other Benefits. In addition, the Executive shall be immediately fully vested in any then-unvested equity or equity-based award (including the Initial RSU Grant payable (including any unpaid dividend equivalents thereon), the Initial Option Grant and, if granted and outstanding at the Date of Termination, the renewal grant described in Section 3(d)), and, in the case of the Initial Option Grant, the Executive shall have the full remaining term of the Initial Option Grant to exercise such option (subject to the Company’s right to effect an equitable adjustment of option awards generally in connection with a corporate transaction).
(c)    BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason, then the Company shall pay to the Executive (i) the Accrued Amounts in a lump sum within thirty (30) days after the Date of Termination and (ii) the Other Benefits. All outstanding unvested equity and equity-based awards shall be forfeited upon a termination governed by this Section 5(c).
(d)    CHANGE IN CONTROL. If, during the Term and within two years following a Change in Control, the Company terminates the Executive’s employment for any reason other than Cause or Disability, or the Executive terminates his employment for Good Reason, then, in addition to the payments and benefits described in Section 5(a), which shall be paid or provided to the Executive upon a termination governed by this Section 5(d)), the Executive shall have the full remaining term of such Initial Option Grant to exercise such option (subject to the Company’s right to effect an equitable adjustment of option awards generally in connection with such Change in Control or other corporate transaction). For all purposes under this Agreement, a “Change in Control” shall have the meaning as defined at Section 2.8 on the Plan (as in effect on March 31, 2010); provided, “70%” shall be substituted for “50%” under paragraph (iii) of such definition.
(e)    EXPIRATION OF TERM. If the Executive’s employment terminates due to (or following) the expiration of the Term, then the Company shall pay to the Executive (i) the Accrued

Amounts in a lump sum within thirty (30) days after the Date of Termination and (ii) the Other Benefits. In addition, in the case of the Initial Option Grant, the Executive shall have the full remaining term of such Initial Option Grant to exercise such option (subject to the Company’s right to effect an equitable adjustment of option awards generally in connection with a Change in Control or other corporate transaction). The Executive shall also remain eligible for the pro-rata annual cash incentive, for the year in which the Term expires, in accordance with the last sentence of Section 3(b).
(f)    EXCISE TAX TREATMENT. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received or to be received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) would be subject (in whole or part), to an excise tax pursuant to the operation of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the provisions of Exhibit B hereto shall apply to such payments and benefits. Any other plan, program, practice or agreement to the contrary notwithstanding, for purposes of the application of Section 4999 of the Code, no payment to the Executive under this Agreement, or otherwise, shall be reduced except as provided in Exhibit B.
6.    NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as otherwise provided in this Agreement.
7.    FULL SETTLEMENT. Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
8.    CONFIDENTIAL INFORMATION; COMPETITION; SOLICITATION
(a)    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company, as required for the Executive to discharge his duties under this Agreement or as otherwise required by law or legal process.
(b)    For a period of one year after the Date of Termination, the Executive shall not, without the written consent of the Board, directly or indirectly, (i) engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any entity which is identified on Exhibit C hereto or any affiliate thereof (the “Exhibit C Companies”) or with any other entity which conducts a business which is in direct competition with any line of business actively being conducted on the Date of Termination by the Company or any of its subsidiaries (provided that the Executive shall not be prohibited from employment with a business of such a direct competitor (other than an Exhibit C Company) if such business is not in direct competition with any line of business actively being conducted on the Date of Termination by the Company or any of its subsidiaries and so long as the Executive has no involvement or responsibility in connection with any competitive business conducted by such entity); (ii) solicit, entice, persuade or induce any person to leave the employment of the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) or hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring; or (iii) solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.
(c)    The Executive agrees that the restrictions set forth in Section 8(a) and 8(b) hereof are reasonable and necessary to protect the legal interests of the Company. The Executive further agrees that the Company shall be entitled to seek injunctive relief in the event of any actual or threatened breach of such restrictions.
9.    DISPUTE RESOLUTION. Except for the Company’s right to seek injunctive relief as set forth in Section 8(c), all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three arbitrators sitting in Charlotte, North Carolina, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. All fees and expenses of the arbitrators shall be paid by the Company. The arbitrators shall have the authority to award attorney’s fees and costs to the prevailing party.
10.    SUCCESSORS
(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
11.    NO VIOLATIONS. As a material inducement to the Company’s willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party.
12.    MISCELLANEOUS
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
at the Executive's latest address on the payroll records of the Company
If to the Company:
Chiquita Brands International, Inc.
550 South Caldwell Street                          Charlotte, North Carolina 28202
Attention: Corporate Secretary, with a copy to
Chairman of the Board
or to such other address as either party furnishes to the other in writing in accordance with this subsection (b). Notices and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
(d)    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(e)    The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)    The Executive and the Company acknowledge that this Agreement and the Exhibits hereto constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.
(g)    The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments due hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.
(h)    In connection with any termination of the Executive’s employment, the Executive shall execute a customary release from liability of the Company and its affiliates (which shall not impose any post-termination restrictive covenant upon the Executive that is not set forth in this Agreement) as a condition to any payments being made or benefits provided pursuant to Section 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(v) or Section 5(d) hereof and no such payments shall be made or benefits provided prior to the expiration of the required revocation period with respect to such release. Such release shall be required to be executed not later than 45 days following such termination and shall contain a revocation period of 7 days. In the event the periods described in the preceding sentence include two calendar years, the payments referenced in this Section 12(h) shall not be paid (or installments commenced) until the later of January 10, or the date that such release of claims becomes irrevocable, of such later calendar year, to the extent necessary to comply with Section 409A.
(i)    The Company and the Executive agree to fully cooperate with respect to the timing and content of any public announcement regarding the hiring of the Executive, the execution of this Agreement, or any termination of the Executive’s employment.
(j)    To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which by their terms have effect after the termination of the Executive’s employment or the termination of this Agreement shall survive the expiration of the Term, including without limitation Sections 5, 7, 8, 9 and this Section 12 hereof.
(k)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
(l)    It is the intention of the Company and the Executive that this Agreement not result taxation of the Executive under Section 409A of the Code and the regulations and guidance promulgated thereunder and that the Agreement shall be construed in accordance with such intention. Without limiting the generality of the foregoing, the Company and the Executive agree as follows:
(i)    Notwithstanding anything to the contrary herein, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) with respect to the Company, any amounts (or benefits) otherwise payable to or in respect of him under this Agreement pursuant to the Executive’s termination of employment with the Company shall be delayed, to the extent required so that taxes are not imposed on the Executive pursuant to Section 409A of the Code, until the earliest date permitted by Section 409A(a)(2) of the Code;

(ii)    Any annual cash bonus and restricted stock units described in Section 3(b) and Section 3(c) and, as may apply, Section 3(d) shall be paid to the Executive in no event later than the last day of the “applicable 2 1/2 month period”, as such term is defined in Treasury Regulation Section 1.409A−1(b)(4)(i)(A);
(iii)    For purposes of this Agreement, the Executive’s employment with the Company will not be treated as terminated unless and until such termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code;
(iv)    To the extent necessary to comply with the provisions of Section 409A of the Code and the guidance issued thereunder, reimbursements to the Executive in connection with his employment shall be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred and shall otherwise be made in a manner that complies with the requirements of Treasury Regulation Section 1.409A−3(i)(l)(iv). Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to the Executive no later than the end of the taxable year next following the Executive’s taxable year in which he remits the related taxes.
(v)    The Company and the Executive agree to cooperate in good faith in any effort to comply with Section 409A of the Code including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time while maintaining to the maximum possible extent all economic benefits to the Executive bargained for hereunder, provided that the Company shall not be required to assume any increased economic burden in connection with such amendment.
(m)    The Company shall indemnify and hold the Executive harmless, and advance to the Executive all expenses required for his defense in such event (subject to an undertaking for reimbursement in the event that it is thereafter determined that indemnification was not appropriate hereunder), for all acts and omissions to act while employed by the Company or any subsidiary to the maximum extent permitted under the Company’s certificate of incorporation, by-laws and applicable law. The Company will cover the Executive as an insured, during the Executive employment and service as a member of the Board and at all times thereafter during which the Executive may be subject to any liability for which the Executive may be indemnified above, to the extent of any contract of officers and directors liability insurance of Company that insures members of the Board.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all on the date and year first set forth above.

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CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ Kerrii B. Anderson
Name:	Kerrii B. Anderson
Authorized Signatory

Edward F. Lonergan
/s/ Edward F. Lonergan

Exhibit 10.2

EXHIBIT A

Permitted Activities:

Not Applicable

EXHIBIT B
Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received or to be received whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to an excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then any portion of the Total Payments which consists of a cash payment that constitutes deferred compensation within the meaning of Section 409A shall first be reduced, any portion of the Total Payments which consists of a cash payment that does not constitute deferred compensation within the meaning of Section 409A shall be next reduced, and all other portions of the Total Payments that do constitute deferred compensation within the meaning of Section 409A shall thereafter be reduced (beginning with those payments last to be paid) followed by any remaining portion of the Total Payments, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax (and all state or local taxes comparable to the Excise Tax) to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that, to the extent providing or making such election will not result in a violation of Section 409A of the Code, the Executive may elect to have the non-cash portions of the Total Payments reduced (or eliminated) prior to any reduction of the cash portion of the Total Payments.
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel to the Company (“Tax Counsel”) reasonably acceptable to the Executive does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered or (as supported by an expert valuation to be obtained by the Company at its expense) subject to a noncompetition covenant (including under Section 8(b) of the Agreement), within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Exhibit A, (1) the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality in which the Executive is liable for the calendar year in which the applicable Total Payment is to be taxable, net of the maximum reduction in federal income taxes which could be obtained from deduction (after application of all applicable phase-outs) of such state and local taxes and (2) except to the extent that the Executive otherwise notifies the Company, the

Executive shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income
At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Exhibit A, subject to Section 12(l) of the Agreement.

EXHIBIT C
Exhibit C Companies:
Dole Food Company, Inc.
Fresh Del Monte Produce Inc.
Fyffes plc
Noboa Group